UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MetLife, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-4075851

(State of incorporation	(IRS Employer
or organization)	Identification No.)

200 Park Avenue
New York, New York	10166-0188

(Address of principal executive	(Zip Code)
offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock Purchase Price with respect to Common Stock, par value $0.01 per Share	New York Stock Exchange
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration statement file number to which this form relates: Not Applicable.
     Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

     This Registration Statement on Form 8-A/A, Amendment No. 1, amends and restates the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 31, 2000, in order to incorporate the agreement included as Exhibit 2 hereto.
Item 1. Description of Registrant’s Securities to be Registered.
     Rights to Purchase Series A Junior Participating Preferred Stock
On April 4, 2000, MetLife, Inc. (the “Company”) entered into a Rights Agreement (the “Original Rights Agreement”) with ChaseMellon Shareholder Services, L.L.C. (now known as Mellon Investor Services LLC), as Rights Agent. The description of the Original Rights Agreement and the Rights (the “Rights”) to Purchase Series A Junior Participating Preferred Stock with respect to the Company’s Common Stock, par value $0.01 per share, appearing under the caption “Description of Capital Stock — Stockholder Rights Plan” in the Company’s Registration Statement on Form S-3, filed November 6, 2007 (File No. 333-147180), is incorporated herein by reference.
On March 7, 2010, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with ALICO Holdings LLC, a Delaware limited liability company (the “Seller”), and American International Group, Inc., a Delaware corporation (“AIG”), pursuant to which the Company agreed to acquire from the Seller all of the issued and outstanding capital stock of American Life Insurance Company, a stock life insurance company domiciled in the State of Delaware, and to acquire from AIG all of the issued and outstanding capital stock of Delaware American Life Insurance Company, a stock life insurance company domiciled in the State of Delaware (the “Transaction”), in consideration for, among other things, the issuance to the Seller of shares of common stock, convertible preferred stock and equity units.
Concurrently with entering into the Stock Purchase Agreement, the Company entered into an amendment to the Original Rights Agreement with the Rights Agent (the “Amendment” and the Original Rights Agreement, as amended by the Amendment, the “Amended Rights Agreement”), which provides that no triggering event described in particular sections of the Amended Rights Agreement shall be deemed to have occurred, that none of AIG, its direct or indirect wholly owned subsidiaries or the Seller shall be deemed to have become an Acquiring Person (as defined in the Amended Rights Agreement), and that no holder of any Rights shall be entitled to exercise the Rights under, or be entitled to any rights pursuant to, specified sections of, the Amended Rights Agreement, by reason of the approval, execution, delivery or performance of the Stock Purchase Agreement or the consummation of any of the transactions contemplated by the Stock Purchase Agreement, including the Transaction.
The Amended Rights Agreement is scheduled to expire at the close of business on April 4, 2010, and the Board of Directors does not currently intend to renew it.
This summary description of the Amended Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Original Rights Agreement and the Amendment, which are incorporated herein by reference.
Item 2. Exhibits.
1	Rights Agreement, dated as of April 4, 2000, between MetLife, Inc. and ChaseMellon Shareholder Services, Inc. (currently known as Mellon Investor Services LLC), filed as Exhibit 10.6 to MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, is incorporated herein by reference.

2	Amendment to Rights Agreement, dated as of March 7, 2010, between MetLife, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METLIFE, INC.
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Executive Vice President
Dated: March 11, 2010

EXHIBIT INDEX
1	Rights Agreement, dated as of April 4, 2000, between MetLife, Inc. and ChaseMellon Shareholder Services, Inc. (currently known as Mellon Investor Services LLC), filed as Exhibit 10.6 to MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, is incorporated herein by reference.

2	Amendment to Rights Agreement, dated as of March 7, 2010, between MetLife, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.).